Exhibit 10.13

EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

This agreement (the “Agreement”) is made as of the 14th day of July, 2004, by and between Royal Bodycare, Inc., a Nevada corporation, located at 2301 Crown Court Irving, Texas 75038 USA (“RBC”), and Coral Club International, Inc., an Ontario corporation, located at 61 Alness Street, Suite 215, Toronto, Ontario, M3J 2H2, Canada (“CCII” or the “Distributor”).

WHEREAS, RBC and CCII entered into an Exclusive Distributorship Agreement dated June 1, 1999 (the “Former Agreement”), and the parties hereto desire to enter into a new Exclusive Distributorship Agreement that supercedes and replaces in all respects the Former Agreement;

WHEREAS, RBC manufactures a line of top quality health, nutritional, and personal care products (collectively, “Products”) for sale to independent members;

WHEREAS, the Distributor is a corporation of Ontario, Canada, with the power to carry on business as contemplated by this Agreement;

WHEREAS, the Distributor desires to promote and sell the Products as the exclusive Distributor in the Territory (as hereinafter defined), subject to the terms and conditions of this Agreement;

WHEREAS, the parties hereto desire to establish, among other things, the terms and conditions under which orders will be placed by the Distributor and accepted and filled by RBC.

NOW, THEREFORE, in consideration of the premises stated above and subject to the terms and conditions contained herein, the parties agree as follows:

I. TERRITORY

As used herein, “Territory” shall be comprised of the countries in Regions A, B, C and D as follows:

A. Region A: the countries of the former USSR, known as of the date of this Agreement as Armenia, Azerbaijan, Belarus, Estonia, Georgia, Kazakhstan, Kyrgyzstan, Latvia, Lithuania, Moldova, Russian Federation, Tajikistan, Turkmenistan, Ukraine, and Uzbekistan,

B. Region B: Czech Republic, Finland, Hungary, Poland, Romania, Slovakia, and Slovenia,

C. Region C: Albania, Bosnia-Herzegovina, Bulgaria, Greece, Croatia, Cyprus, Macedonia, and Yugoslavia, and

D. Region D: Israel.

II. PRICES

The prices for all Products available for purchase by the Distributor are set forth in the CCII export price list effective June 1, 2004 (the “Price List”). The parties hereto acknowledge that such prices shall be paid in US Dollars, ex factory and export packed, at RBC’s facility in Irving, Texas, USA. The Distributor shall be responsible for all land, sea, or airfreight charges, wharfage, and storage charges. The Distributor at its sole expense shall arrange any insurance desired by the Distributor to insure the Products while in transit. The prices set forth in the Price List may be changed by RBC on not less than ninety (90) days prior written notice to the Distributor, providing that any price changes shall be on a basis no less favourable than prices offered to other similarly situated distributors. RBC shall fill any orders pending at the time any such notice is given at the prices in effect immediately before the notification.

III. DELIVERY

RBC shall deliver the Products to the Distributor ex factory and export packed, at RBC’s facility in Irving, Texas, USA. Upon delivery, which shall be defined as the date Distributor is notified that Products are segregated in RBC’s warehouse for CCII’s account and available for shipment, title to the Products and all risk of loss or damage shall pass to the Distributor. The Products shall be ordered not less than twelve (12) weeks prior to the shipment date requested by the Distributor. RBC will consider requests from the Distributor for new products, modified formulations or modified packaging. RBC, at its sole discretion, shall determine whether an under what terms such requests shall be fulfilled. RBC’s obligation to meet the delivery dates quoted in response to the Distributor’s orders is subject to the prompt receipt by RBC of all information reasonably required to permit RBC to proceed with the fulfilment of the Distributor’s order or the production of the ordered Products, as the case may be, immediately and without interruption. The Distributor shall arrange for export and shall pay for all export related fees and expenses directly attributable to each of the Distributor’s orders including, but not limited to, those covering preparation of consular or other documents (but excluding fees and expenses related to any application by RBC for any export license that may be required by the U.S. Export Administration Act of 1979, as amended [“the EAA”]), freight, storage, and warehouse-to-warehouse (including war risk and terrorism) insurance. RBC shall at its sole expense apply for and obtain any required export licenses that may be required by the EAA in connection with the transactions contemplated by this Agreement.

IV. DELAYS

RBC’s performance of its obligations under this Agreement shall be excused for the duration of any delay arising directly or indirectly from (A) acts of God, unforeseeable circumstances, acts (including delay or failure to act) of any governmental authority, war (declared or undeclared), terrorist acts, riot, revolution, fires, strikes, labour disputes, sabotage, or epidemics, (B) inability due to causes beyond RBC’s reasonable control to timely obtain instructions or information from the Distributor, or (C) any other cause beyond RBC’s reasonable control

V. PAYMENT

Payment for Products shall be made in two instalments or as otherwise mutually agreed by the parties in writing. In the absence of an alternative written agreement, the first payment is due at the time the Distributor places its order with RBC. This payment will be sent via wire transfer to RBC, in the amount of fifty percent (50%) of the aggregate amount of the order. The remaining balance of fifty percent (50%) will be sent via wire transfer to RBC, upon notification by RBC that Products are segregated in RBC’s warehouse for CCII’s account and are ready for shipment. In certain cases, Products ordered may require full payment upon confirmation of the order. RBC shall notify Distributor which Products require full payment at the time an order including such Products is placed.

VI. GOVERNMENTAL AUTHORIZATION

A. All sales hereunder shall be subject to the export control laws and regulations of the United States Government, including but not limited to the EAA.

B. The Distributor shall be responsible for the timely obtaining of any required authorizations such as import licenses, exchange permits, or any other specific governmental authorization within the Territory for the importation and/or sale of the Products. The Distributor shall use its commercially reasonable effort and, if needed, engage an expert at reasonable expense in order to obtain governmental approval for the sale of RBC Products within the Territory. RBC shall in good faith use its best efforts to provide Certificate of Analysis, Certificate of Origin, Certificate of Free Sale, or other documentation that may be requested by a government agency having jurisdiction within the Territory as proof that the Products comply with any applicable standards, requirements, tests, or procedures within the Territory (collectively, the “Standards”). The Distributor shall, if the Distributor has requested such information, reimburse RBC at cost for any fees directly related to obtaining these documents or authorizations. RBC shall not be liable if any such approval/authorization is delayed, denied, revoked, restricted, or not renewed, and the Distributor shall not be relieved thereby of its obligations to pay RBC for any Products already delivered to the Distributor at its request. RBC shall manufacture the Products in accordance with the product specifications, in conformity with all applicable Standards as such are known to RBC, at the time of manufacture. RBC shall not change or alter any Product formulation without the prior consent of the Distributor. Products not in conformity with the Standards or which may be otherwise defective shall be destroyed by the Distributor or returned by the Distributor to RBC at RBC’s expense, whichever is authorized in writing by RBC. The Distributor agrees that it shall not make any disposition, by way of trans-shipment, re-export, diversion or otherwise, of the Products, other than in and to the Territory.

VII. EXCLUSIVITY

A. RBC agrees that it will not sell or deliver the Products to any person or entity within the Territory, nor permit any other person or entity to do so, without obtaining the prior written consent of the Distributor. RBC shall further use its best efforts to preclude any other person or entity from selling or delivering the Products within the Territory. The export or sale of the Products by the Distributor outside the Territory is prohibited without the prior written consent of RBC.

B. In consideration of RBC’s agreement to grant exclusive rights to distribute the Products in the Territory, the Distributor agrees to pay to RBC, upon execution of this Agreement, Sixty-five Thousand Dollars (US$65,000).

VIII. SALES ACTIVITIES & DISTRIBUTOR RESPONSIBILITIES/OBLIGATIONS

A. The Distributor shall use its commercially reasonable efforts to promote and sell the Products in the Territory in accordance with the RBC Compensation Plan, or a plan similar to such plan, and its official Statement of Policies and Procedures, along with any amendments thereto, which are published in the member section of RBC’s web site located at www.royalbodycare.com. RBC hereby acknowledges that Distributor’s Compensation Plan and its official Statement of Policies and Procedures, which are in effect in the Territory as of the date of this Agreement, satisfy such obligation. Upon written approval from RBC, which approval shall not be unreasonably withheld, Distributor may modify its Compensation Plan and its official Statement of Policies and Procedures to conform to legal requirements in the Territory or to meet any other legitimate business objective. Distributor hereby acknowledges that it is the Distributor’s obligation to ensure that its Compensation Plan and its official Statement of Policies and Procedures conform to the legal requirements in the Territory. The RBC Compensation Plan may be modified or amended at RBC’s sole discretion during the Initial Term or any Renewal Term (as hereinafter defined) of this Agreement on not less than ninety (90) days prior written notice to the Distributor.

B. Except as otherwise provided herein, the Distributor is not the agent of RBC for any purpose and is not granted any express or implied right to assume or create any obligation in the name of RBC or to bind RBC in any manner. The Distributor shall refer to RBC all inquiries or requests for Products received from areas outside the Territory. The Distributor shall use its best efforts to operate under the professional and ethical guidelines as set forth by the Direct Selling Association located in Washington, D.C.

C. The general responsibilities and obligations of the Distributor include, but are not limited to, the following:

1. The Distributor will make its commercially reasonable effort to sponsor members to the extent permitted by law.

2. The Distributor will develop at its own expense all training, promotional and business sales aids, including any translation and printing costs. Upon request, RBC will make available examples of US-based training, promotional, and business sales aids for the Distributor’s use. RBC reserves the right to review and approve any such materials developed by the Distributor for use in the Territory. Such approvals shall not be unreasonably delayed or withheld.

3. Distributor acknowledges that it is Distributor’s sole obligation to ensure that labels affixed to any Product distributed in the Territory comply with all applicable legal requirements in the Territory. Products ordered by Distributor may, at Distributor’s request, bear labels specifically designed for use in the Territory, which labels shall be developed by the Distributor at Distributor’s sole cost and expense, including translation and printing costs. RBC reserves the right to review and approve such labels prior to their use in the Territory. Such approval shall not be unreasonably withheld or delayed. Any such label to be affixed by RBC prior to delivery shall comply with all legal requirements in the Territory and be printed and furnished to RBC at the Distributor’s sole cost and expense. Alternatively, upon mutual agreement, Distributor may affix such approved labels after Products are shipped to the Territory.

4. The Distributor will calculate member commissions due on member sales in the Territory, and will distribute payments for such commissions in the Territory. Based on such calculations, the Distributor will remit to RBC commission payments due to upline members located in the US and other countries outside the Territory, to the extent that such upline members are located in a territory that has a written cross-border sponsoring arrangement with the Distributor. RBC and its affiliates shall disburse these payments to such upline Members. The Distributor shall not be obligated to pay commissions on sales aids or promotional items distributed by the Distributor. In accordance with applicable legal requirements in the Territory, the Distributor may deduct withholding taxes from commissions earned in the Territory.

5. RBC and its affiliates will calculate member commissions due on member sales outside the Territory. Based on such calculations, RBC and its affiliates shall remit to the Distributor commissions due to upline members located within the Territory, to the extent that downline members on which such commissions are earned are located in a territory that has a written cross-border sponsoring arrangement with the Distributor. The Distributor shall disburse these commission payments to such upline members.

6. Upon request, which shall not be overly burdensome or unreasonable, the Distributor will promptly submit to RBC written reports concerning sales and marketing information including, but not limited to, sales, demands, member requests for products and services, member complaints, inventories, backorders, and activities of members, in such form as specified by RBC.

7. The Distributor will provide pricing information, as needed, to its downline members and/or consumers. RBC reserves the right to review and recommend to the Distributor suggested wholesale/retail pricing in the Territory as well as qualification and commission values.

8. The Distributor will not engage in the sale, distribution, or promotion of products obtained from sources other than RBC, except for sales aids approved by RBC or speciality advertising items, which, subject to the provisions of Section XIII, may bear the Company’s tradename or logo. Notwithstanding the provisions of this paragraph 8, Distributor shall have the right to sell certain products obtained from sources other than RBC, which products are set forth in Appendix A attached hereto.

9. RBC and Distributor each acknowledge that the other has its own Commission Plan and related computer software. The parties hereby agree to use their best efforts to develop, as soon as practicable, a “bridge” between these computer systems that will permit computerized cross-border sponsoring and commissioning between members located in the Territory and members located in territories commissioned by RBC’s Compensation Plan and related computer software. The parties further agree that, until such “bridge” is implemented, cross-border sponsors shall be commissioned manually in accordance with the policies and procedures in effect at the date of this Agreement.

10. The Distributor will receive orders and payments for Products from its members, promptly input these orders and payments into the Distributor’s data processing equipment, and deliver all ordered Products in accordance with customary commercial standards in the Territory.

IX. CONFIDENTIALITY

A. As used in this Section, “Confidential Information” means information disclosed to the Distributor by RBC or information disclosed to RBC by Distributor, or known by the Distributor and RBC as a consequence of, or through, the affiliation with each other, not generally known in the industry in which RBC and Distributor are active in or may become engaged. Distributor shall not disclose any not publicly known information about RBC’s customer lists, products, processes, and services, including information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, pricing, internal policies, and any lawsuits, legal work, or communications with RBC’s attorneys without the consent of RBC, which shall not be unreasonably withheld, or unless legally required. Likewise, RBC shall not disclose any information not publicly known about Distributor, including but not limited to customer lists, business methods, software systems, bank accounts, names, phone numbers, suppliers, ownership, downline positions, budgets, results and other information received as a consequence of the affiliation with Distributor without the consent of Distributor, which shall not be unreasonably withheld, or unless legally required. The parties shall not, at any time, either during the Initial Term or any Renewal Term of this Agreement or thereafter, divulge to any person, firm, or corporation any of the Confidential Information received by it during the Initial Term or any Renewal Term of this Agreement, and all such information shall be kept confidential and shall not, in any manner, be revealed to anyone except as may be required by legal process or the order of any court of competent jurisdiction.

X. TAXES

A. All United States taxes, whether federal or state, are included in the prices, except sales, use, excise, and similar taxes, which have been excluded on the basis that the transaction is presumed to involve export and resale by the Distributor. The Distributor shall furnish evidence of export or other appropriate tax exemption evidence acceptable to the taxing authorities if requested by RBC.

B. Any taxes (including income, stamp, and turnover taxes), duties, fees, charges, or assessments of any nature levied by any governmental authority other than that of the United States or any jurisdiction in connection with this Agreement, whether levied against the Distributor, against RBC, or its employees, or against any of RBC’s subcontractors or their employees, or otherwise, shall be for the Distributor’s account and shall be paid directly by the Distributor to the applicable governmental authority. If RBC is required by law or otherwise to pay any such levy and/or fines, penalties, or assessments as a result of the Distributor’s failure to comply with any applicable laws or regulations governing the payment of such levies by the Distributor, the amount of any such payments so made by RBC shall be reimbursed by the Distributor to RBC upon submission of RBC’s receipts or other evidence of payment of such levies, less any tax savings by RBC. The Distributor reserves the right to dispute in good faith any or all such taxes, duties, fees, charges, assessments, or penalties that may be levied against the Distributor or others in connection with this Agreement or its activities thereunder.

XI. WARRANTIES

A. RBC hereby warrants that the Products shall be manufactured in accordance with the product specifications and in conformity with all applicable Standards as described in Section VI.B., above.

B. Except as otherwise provided herein, RBC makes no warranty of merchantability or fitness for a particular purpose or warranties either expressed or implied, or any affirmation of fact or representation. RBC shall not be liable to the Distributor for any liability, claim, loss, damage, or expense of any kind or for any direct, consequential, collateral, or incidental damages relative to or arising from or caused directly or indirectly by the Products or the use thereof, unless expressly set forth in or contemplated by this Agreement. Except as otherwise provided herein, the Distributor’s exclusive remedy for any cause of action relating to breach of this warranty shall be limited to the prompt replacement by RBC of the defective Product, and RBC’s liability to the consumer for any and all losses or damages resulting from any breach of any Product warranty, including negligence, shall in no event exceed the purchase price of the Product as set forth in the Price List or, at the election of RBC, the replacement of the Product, except as contemplated by C below.

C. Product Liability Insurance – RBC hereby agrees, at its expense, during the Initial Term and any Renewal Term of this Agreement, to maintain product liability insurance with the named insured thereon being RBC. The insured limits shall be no less than $1,000,000 per occurrence and $2,000,000 in the aggregate. This product liability insurance shall cover all Products sold by RBC to the Distributor. The Distributor will undertake to obtain its own product liability insurance to cover potential claims within the Territory.

XII. PATENTS

If the Distributor receives a claim that any Products or part thereof manufactured or distributed by RBC infringes any patent, the Distributor shall notify RBC promptly in writing and give RBC information, assistance, and exclusive authority to evaluate, defend, and settle such claim. RBC shall then at its own expense and option (1) settle such claims, (2) procure for the Distributor the right to use and sell such Products in the Territory, (3) replace or modify the Products to avoid infringement, (4) remove the Products and refund the Distributor’s purchase price, or (5) defend against such claim. Provided such timely notice has been given by the Distributor, should any court of competent jurisdiction hold such Product to constitute infringement, RBC shall indemnify Distributor of all costs and damages finally awarded on account of such infringement and, if the use of such Products is enjoined, RBC shall, at its option and sole expense, take one or more of the actions under (2), (3), (4), or (5) above.

XIII. TRADEMARKS

A. The Products shall be delivered with the trademark “Royal BodyCare” affixed thereto. The Distributor acknowledges that RBC, a corporation incorporated under the laws of the State of Nevada, USA, is to its knowledge the owner of certain trademarks and trade names, including, but not limited to, “Royal BodyCare”, “Pure Life”, and “Royal Botanica”. RBC will promptly register, or authorize the Distributor to register, under RBC’s name, the “Royal BodyCare” trademark and trade name in any country within the Territory at RBC’s sole cost and expense. In addition, at RBC’s sole discretion, RBC agrees to register, or authorize the Distributor to register under RBC’s name, such other RBC trademarks and trade names in any country within the Territory at RBC’s sole cost and expense as Distributor may reasonably request. RBC shall promptly reimburse any registration expenses incurred by the Distributor on RBC’s behalf to the Distributor upon submission of the Distributor’s receipts or other evidence of payment of such expenses. The Distributor further acknowledges that its only right with respect to the trademark and trade name “Royal BodyCare,” or any other RBC trademark or trade name, is to sell and promote the Products bearing such trademark(s) and trade name(s) in the Territory. The Distributor shall not register any RBC trademark and/or trade name in its own name or in the name of any entity other than RBC. The Distributor is authorized to use the name “Royal BodyCare” as the Distributor reasonably sees fit, including its use as a corporate name or trade name. Distributor’s right to use any RBC trademark and/or trade name shall immediately terminate upon termination or expiration of this Agreement.

B. In consideration for Distributor’s right to use RBC’s trademarks and trade names in the Territory, the Distributor agrees to pay RBC a marketing service fee (“MSF”). The MSF shall be calculated as seven percent (7%) of the Commissionable Volume (“CV”) of Products sold in the Territory. CV shall mean the value applied to each Product, which value is used to calculate and pay commissions to members. The MSF shall be payable to RBC on a monthly basis, within thirty (30) days after the close of each calendar month.

XIV. LIMITATION OF LIABILITY

A. Except as set forth in the preceding and following Sections, the total liability of RBC to the Distributor on any claim, whether in contract, tort, or otherwise, arising out of, connected with, or resulting from the manufacture, sale, delivery, resale, replacement or use of any Products shall not exceed the price allocable to the Products or part thereof which gives rise to the claim.

B. In no event shall RBC be liable to the Distributor for any special or consequential damages including, but not limited to, damages for loss of revenue, cost of capital, claims of customers for supply interruptions or failure of supply, and costs and expenses incurred in connection with transportation or substitute facilities or supply sources. The foregoing not withstanding, each party may be liable for damages caused to the other party by means of fraud, transmission of false information, or violations of law. Such damages will be limited to cost of goods, freight and actual damages.

XV. INDEMNIFICATION

A. The Distributor agrees to indemnify and hold harmless RBC from and against, any and all claims for losses, liability, or damage, pecuniary or physical, and reasonable attorneys’ fees and expenses, arising out of, or in connection with any acts or omissions of the Distributor in the distribution of the Products in the Territory pursuant to this Agreement. Such acts or omissions include, but are not limited to, any breach or alleged breach of this Agreement or any of its provisions or warranties, or any violation or failure to comply with all applicable laws, regulations, or codes of the Territory which pertain to the importation, distribution, and sale of the Products to or in the Territory.

B. RBC agrees to indemnify and hold harmless the Distributor and his employees, agents, and downline or sub-distributors, from and against, any and all claims for losses, liability, or damage, pecuniary or physical, and reasonable attorneys’ fees and expenses, arising out of, or in connection with any acts or omissions of RBC. Such acts or omissions include, but are not limited to, any breach or alleged breach of this Agreement or any of its provisions or warranties, any manufacture, sale, or distribution by RBC of any Product allegedly or actually defective by design or otherwise, any breach of any duty of RBC to give any adequate pre-sale, post-sale, or continuing warning of any alleged or actual defect or non-obvious risks or dangers of any Product to consumers, any alleged or actual infringement by RBC of any patent, copyright, trademark, service mark, trade secret, or other intellectual property right of another, or any violation or failure by RBC to substantially comply with all applicable laws, regulations, or codes that pertain to the export, distribution, and sale of the Products in the USA.

C. In case any claim, demand, or action shall be brought by any third party including, but not limited to, any governmental authority, against a party entitled to indemnity under Section XV.A. or XV.B., above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may validly be sought, in writing, and the indemnifying party or parties shall assume the defence thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which might result in any such claim, demand, or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand, or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnified party or parties shall have the right to employ separate counsel in such action and to participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. Any settlement of any action subject to indemnity hereunder shall require the consent of the indemnified and the indemnifying party, which consent shall not be unreasonably withheld and which shall be given within five (5) days following the giving of notice of such proposed settlement. The indemnifying party or parties shall not be liable for any settlement of any action effected without its or their consent, but if settled with the consent of the indemnifying party or parties, or if there be a final judgment for the plaintiff in any such action, the indemnifying party or parties shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so co-operating upon presentation of receipts or other evidence of such expenses. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records, and files of the indemnified party expressly related to the defence of any claim for indemnification undertaken by the indemnifying party pursuant to this Section, or for any other purpose in connection therewith, provided that the indemnifying party shall safeguard and maintain the confidentiality of all such books, records, and files.

XVI. TERM AND TERMINATION

A. This Agreement will be effective as of the date first written above and shall continue for ten (10) years thereafter (the “Initial Term”). Unless one party provides written notice of termination to the other no less than one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term (as hereinafter defined), this Agreement shall automatically renew for a successive one-year period (a “Renewal Term”) upon the expiration of the Initial Term or any Renewal Term. The preceding notwithstanding, this Agreement may be terminated at any time by mutual agreement of the parties or otherwise in accordance with the terms hereof

B. In addition to the provisions of Section XVI.A., above, this Agreement may be terminated with immediate effect upon the occurrence of any of the following events:

1. The insolvency of either party; its suffering or committing any act of insolvency, or the inability of either party to pay its debts when due or within one hundred eighty (180) days of due date;

2. Either party’s bankruptcy or liquidation, whether voluntary or involuntary, or the appointment for it of a receiver or liquidator;

3. An attempted assignment of this Agreement, except as provided in Section XVIII below;

4. Any non-payment by the Distributor to RBC of any indebtedness under this Agreement, provided the Distributor has received written notice of such default and has had thirty (30) days to cure such default but failed to do so;

5. The failure of a breaching party to remedy a breach of this Agreement within thirty (30) days after written notice of breach has been served on the breaching party by the non-breaching party indicating the nature of the breach or purported breach.

C. In the event of termination of this Agreement due to breach of Agreement caused by Distributor,

1. The Distributor’s personal commission rights and downline position as an RBC Distributor shall not be affected,

2. Distributor agrees to co-operate with RBC, to surrender all records to RBC, and to do whatever is reasonably required by RBC in order to permit RBC, or its designee, to continue a viable business with RBC members in the Territory.

3. RBC agrees to repurchase, at cost, all saleable inventory purchased from RBC within ninety (90) days following an audit by RBC’s auditors, minus a 10% restocking fee and any amounts owed by Distributor to RBC.

D. Upon termination of this Agreement, the Distributor will immediately cease to use in any manner all RBC trademarks and/or trade names, including, but not limited to, “Royal BodyCare,” and “RBC,” and will not sell any goods under such trademarks or trade names or any similar names or marks.

E. To permit each party to protect its respective business interests, each party hereby agrees to give reasonable notice to the other in the event of a material adverse change in its business or financial condition. Any event so reported shall not constitute a breach of this Agreement, unless such event is an event set forth in Section XVI.B., above.

XVII. MINIMUM PERFORMANCE STANDARDS

A. In consideration of the rights granted to the Distributor hereunder, the Distributor agrees to purchase Products from RBC in the aggregate minimum amount of Three Million Dollars (US$3,000,000) during each year of the Initial Term or any Renewal Term of this Agreement.

B. In case the Distributor in any one year does not purchase Products from RBC in the aggregate minimum amount of Three Million Dollars (US$3,000,000), RBC may, at its option, convert the exclusive rights granted to the Distributor hereunder into non-exclusive rights, providing that RBC has fulfilled orders placed by Distributor during such year in accordance with the terms of this Agreement.

XVIII. TRANSFER OF RIGHTS

No party hereto shall assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Either party can assign this Agreement without the necessity of obtaining prior written consent of the other party where such assignment is to a wholly owned subsidiary or other entity controlled by it, provided that as a condition to any such assignment, the assignee shall assume and become liable for any and all of the assignor’s obligations under this Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

XIX. MISCELLANEOUS

A. Entire Agreement. This Agreement, together with all Appendices, Exhibits, and attachments hereto, constitutes the entire agreement between the parties and there are no agreements or commitments except as set forth herein. This Agreement may be amended, modified in whole or in part, or supplemented by an agreement in writing that makes reference to this Agreement and is executed by authorized officers of the parties.

B. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be given by addressing the same to such other party at the address set forth below. Such notices shall be given to all parties by (1) overnight or highest priority expedited delivery by an internationally recognized air freight courier service (e.g., UPS, Federal Express, DHL) (herein referred to as “Courier Delivery”), (2) delivery of the same personally to an authorized officer of such other party, or (3) transmitting by facsimile and mailing the original. Any such notice shall be deemed to have been given ten (10) business days after timely delivery to a Courier Service; if by personal delivery, upon such delivery; or if by facsimile, seven (7) business days following the day of transmission if made within customary business hours, or if not transmitted within customary business hours, eight (8) business days following the day of transmission.

Notices to RBC shall be addressed and delivered to:

Royal BodyCare, Inc.

2301 Crown Court

Irving, Texas 75038 USA

Telephone: (972) 893-4000

Facsimile: (972) 893-4112

Attn.: Wayne Holbrook, President

Notices to the Distributor shall be addressed and delivered to:

Coral Club International, Inc.

61 Alness Street,

Suite 215,

Toronto, Ontario, M3J 2H2,

Canada

Telephone: (416) 663-4425

Facsimile: (416) 663-4425

Attn.: Leonid Lapp, President and CEO

C. Separability of Provisions. A judicial or administrative declaration by any court of competent jurisdiction of the invalidity of any one or more of the provisions hereof shall not invalidate the remaining provisions of this Agreement in any jurisdiction, nor shall such declaration have any effect on the validity or interpretation of this Agreement outside of that jurisdiction. The parties undertake, however, to negotiate in good faith to find a substitute provision as close as possible to the invalid provision, taking into consideration each party’s intentions with respect to this Agreement.

D. Waiver of Compliance. Any failure by any party hereto to enforce at any time any term or condition under this Agreement shall not be construed as a waiver of that party’s right to enforce each and every term of this Agreement.

E. Disputes. Any controversy or claim arising out of or in relation to this Agreement, or the breach or alleged breach thereof, which cannot be settled amicably, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the International Arbitration Association and the provisions of this Section. Any party may initiate arbitration by giving written notice to the other party of an intention to arbitrate and by filing with the Centre for International Commercial Arbitration located in Honolulu, Hawaii (or such other Centre location as the parties may agree) three (3) copies of such notice and three (3) copies of this Agreement together with the appropriate filing fee. The arbitration shall be conducted before three (3) arbitrators who shall be appointed in accordance with the said rules. The arbitration proceedings shall be held at the Centre location agreed to by the parties and shall be subject to the above arbitration rules. The arbitrators may grant any legal and/or equitable relief to which a party may be entitled under the law or legal theory under which the party seeks relief, provided, however, that no claim may be made for any special, indirect, consequential, or punitive damages arising out of or related to this Agreement, or any act, omission, or event occurring in connection therewith, except that punitive damages may be awarded for wilful or wanton misconduct. The arbitration award shall be given within six (6) months from appointment of the third arbitrator. The award given by the three (3) arbitrators, or the majority thereof, shall be final and binding on the parties and shall be subject to no appeal. The award shall not serve as precedent or authority in any subsequent proceeding, provided, however, that if the losing party should fail to comply with the award, the prevailing party may apply to any court having jurisdiction for an order confirming the award in accordance with applicable law. The award can be enforced in any court having jurisdiction. Unless otherwise required by law or court orders, the substance of any arbitration proceedings shall be kept confidential by all parties and by the arbitrators; however, the fact that such a proceeding exists, or that an award has been rendered, need not be kept confidential. The costs of the proceeding, including the fees and costs of attorneys, accountants, and witnesses, and the compensation of the arbitrators, shall be assessed by the arbitrators against the parties according to the arbitrators’ determination of fault.

F. Governing Law. The rights and obligations of the parties under this Agreement shall not be governed by the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods; rather these rights and obligations shall be governed by the laws of the State of Texas, USA, including its provisions of the Uniform Commercial Code.

G. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

H. Further Instruments. The parties hereto agree to execute and deliver such instruments and take such other action as shall be reasonably necessary, or as shall be reasonably requested by any other party, in order to carry out the transactions and agreements contemplated by this Agreement.

I. Territory Visits. All transportation, lodging, and meal costs and other incidental expenses in connection with any travel by RBC officers, directors, employees, or other personnel at the request or invitation of the Distributor, to or in the Territory, shall be borne by the Distributor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the date first written above, by their duly authorized representatives.

Royal BodyCare, Inc., a Nevada Corporation		Coral Club International, Inc., an Ontario Corporation

By:	/s/ Wayne Holbrook	By:	/s/ Leonid Lapp
	Wayne Holbrook, President		Leonid Lapp, President and CEO

Date: July 20, 2004		Date: July 14, 2004